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                                                                   Exhibit 10.11

                              SEPARATION AGREEMENT

     SEPARATION AGREEMENT (the "Agreement"), made and entered into as of July 31, 2004 and effective as of July 1, 2004 (the "Effective Date"), by and between Haynes International, Inc., a Delaware corporation (the "Company"), and
Calvin S. McKay (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Employee has served as Chief Financial Officer of the Company pursuant to an employment offer letter, dated December 21, 2001 (the "Offer Letter"), that provides for payment of severance upon a termination of employment with the Company;

     WHEREAS, the Employee and the Company have entered into a Severance Agreement, dated as of February 26, 2004 (the "Severance Agreement") that provides for payment of severance upon a termination of employment in connection with a change in control (as defined in the Severance Agreement);

     WHEREAS, the Company and the Employee have mutually agreed that the Employee will resign from his employment as of the Effective Date;

     WHEREAS, the parties hereto desire to enter into this Agreement in order to settle fully and finally all matters between them, including but not limited to any matters arising out of Employee's employment with the Company and his separation therefrom; and

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:

     1.     PRIOR AGREEMENTS.

     Effective as of the Effective Date, the Employee's benefits upon a termination of employment shall be governed by this Agreement, which restates and supersedes the Offer Letter and the Severance Agreement. For the avoidance of doubt, as of the Effective Date, the Offer Letter and the Severance Agreement shall be of no further force and effect, and this Agreement shall constitute the full and final understanding of the parties relating to severance benefits upon termination of Employee's employment with the Company.

     2.     RESIGNATION.

     Effective as of the Effective Date, the Employee hereby resigns from his employment with the Company and his position as an officer and a member of the board of directors of the Company (the "Board"). Except as provided herein, the Employee shall no longer be entitled to any compensation or benefits in respect of his services as an employee of the Company or a member of the Board.

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     3.     PAYMENTS IN CONNECTION WITH RESIGNATION.

     (a) In connection with the Employee's resignation, the Employee shall be entitled to receive the following payments and benefits:

            (i) payment of accrued but unpaid Base Salary and fees as a member of the Board and reimbursement of proper business expenses and expenses incurred in connection with his position as a member of the Board, in each case, in accordance with Company policy;

            (ii) subject to paragraph (b) below and Section 6(b) hereof, continued medical,(1) hospitalization and basic life insurance coverage for a period ending on June 30, 2005 or such earlier date as the Employee obtains comparable medical, hospitalization or life insurance coverage (as the case may be) from any other employer;

            (iii) subject to paragraph (b) below and Section 6(b) hereof, a cash payment equal to (A) one year of the Employee's base salary as in effect immediately prior to the Effective Date, such amount to be paid, in the sole discretion of the Company, either in a lump sum within five (5) business days following the Release Effective Date (as hereinafter defined), or in equal monthly installments in accordance with Company payroll practices, plus (B) the Employee's bonus for fiscal year 2004 under the Management Incentive Plan, such amount to be paid at such time as employee bonuses under the Management Incentive Plan are paid to other participants in such plan; and

            (iv) subject to paragraph (b) below and Section 6(b) hereof, a payment of twelve thousand dollars ($12,000) (net of taxes, if applicable) to be paid by the Company in a lump sum payment within five (5) days of the Effective Date; such amount to be used at Employee's discretion for outplacement career counseling and job search costs.

     (b) RELEASE. As a condition of the Employee's entitlement to any of the payments and benefits provided in clauses (ii), (iii) and (iv) of paragraph (a) above, the Employee shall execute on the Effective Date and shall not have revoked prior to the Release Effective Date (as hereinafter defined) a release of claims against the Company substantially in the form attached hereto as EXHIBIT A (the "Release"). Employee acknowledges that he has been advised in writing to consult with an attorney prior to executing the Release. Employee and Company agree that Employee has a period of seven (7) days following the execution of the Release within which to revoke the Release. The parties also acknowledge and agree that the Release shall not be effective or enforceable until the seven (7) day revocation period expires. The date on which this seven
(7) day period expires shall be the effective date of the Release (the "Release Effective Date"). Except as specifically provided in Section 3(a) or required under applicable law, Employee will not be eligible to receive any salary, bonus or other compensation described in Section 3(a) with respect to any future periods after the Effective Date; provided, however, Employee shall have the right to receive all compensation that he is entitled under any benefit

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(1) Participation in the Company's Medical Plan will be at the same level of current participation. The value of the benefit will be calculated based upon average cost per participant in the plan. The difference between the premium paid by the individual and the value of the benefit will be counted as imputed income. This amount will be "grossed up" for compensation purposes. A recalculation of average cost will be effective on January 1, 2005.

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plans of Company to the extent he is fully vested as of the Effective Date pursuant to the terms and conditions of such employee benefit plans.

     4. CONFIDENTIALITY. For purposes of this Section 4, the term "Company" shall include, in addition to Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

     (a) CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" means any and all confidential, proprietary or other information, whether or not originated by Employee or Company, which is in any way related to the past or present Company's Business (as defined below) and is either designated as confidential or not generally known by or available to the public. Confidential Information includes, but is not limited to (whether or not reduced to writing or designated as confidential) (i) information regarding Company's existing and potential customers and vendors; (ii) any contacts (including the existence and contents thereof and parties thereto) to which Company is a party or is bound; (iii) information regarding products and services being purchased or leased by or provided to Company; (iv) information received by Company from third parties under an obligation of confidentiality, restricted, disclosure or restricted use; (v) personnel and financial information of Company; (vi) information with respect to Company's products, services, facilities, business methods, systems, trade secrets, technical know-how, and other intellectual property; (vii) marketing and developmental plans and techniques, price and cost data, forecasts and forecast assumptions, and potential strategies of Company; and (viii) any other information relating to Company which was obtained by Employee in connection with his employment by Company, whether before, on or after the Effective Date.

     (b) NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION. Employee acknowledges that the Confidential Information of Company is a valuable, unique asset of Company and Employee's unauthorized use or disclosure thereof could cause irreparable harm to Company for which no remedy at law could be adequate. Accordingly, Employee agrees that he shall hold all Confidential Information of Company in strict confidence and solely for the benefit of Company, and that he shall not, directly or indirectly, disclose or use or authorize any third party to disclose or use any Confidential Information, except (i) with the express written consent of Company, (ii) to the extent that any such information is in or becomes in the public domain other than as a result of Employee's breach of any of his obligations hereunder, or (iii) where required to be disclosed by court order, subpoena or other government process and in such event, Employee shall cooperate with Company in attempting to keep such information confidential. The Company shall reimburse Employee for all reasonable expenses and costs he may incur as a result of cooperating under this Section 4(b), upon receipt of proper documentation.

     (c) OWNERSHIP OF CONFIDENTIAL INFORMATION. Employee acknowledges and agrees that all Confidential Information is and shall remain the exclusive property of Company, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to the custody of Employee. Employee has delivered to Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of Employee pertaining to the Company's Business, including, but not limited to, any containing Confidential Information.

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     (d)    SURVIVAL. Employee's obligations set forth in this Section 4, and
Company's rights and remedies with respect hereto, shall survive indefinitely following the Effective Date.

     5.     RESTRICTIVE COVENANTS.

     For purposes of this Section 5, the term "Company" shall include, in addition to Company, its affiliates, subsidiaries and any of their respective predecessors, successors and assigns.

     (a) NON-COMPETITION. During the Restricted Period and within the Restricted Area (each as defined in subsection (d) below), Employee shall not, directly or indirectly, perform on behalf of any Competitor (as defined in subsection (d) below) the same or similar services as those that Employee performed for Company during Employee's employment by Company or otherwise. In addition, Employee shall not, during the Restricted Period or within the Restricted Area, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with (as an officer, director, member, manager, partner, shareholder, consultant, employee, agent, or otherwise), any Competitor.

     (b) NON-SOLICITATION. During the Restricted Period, Employee shall not, directly or indirectly, for himself or on behalf of any Person (as defined in subsection (d) below), (i) solicit or attempt to solicit any Customers (as defined in subsection (d) below) or prospective Customers with whom Employee had contact at any time during Employee's employment by Company; (ii) divert or attempt to divert any business of Company to any other Person; (iii) solicit or attempt to solicit for employment, endeavor to entice away from Company, recruit, hire, or otherwise interfere with Company's relationship with, any Person who is employed by or otherwise engaged to perform services for Company (or was employed or otherwise engaged to perform services for Company, as of any given time, within the immediately preceding twelve (12) month period); (iv) cause or assist, or attempt to cause or assist, any employee or other service provider to leave Company; or (v) otherwise interfere in any manner with the employment or business relationships of Company or the business or operations then being conducted by Company.

     (c) NON-DISPARAGEMENT. Employee shall not for all time following the Effective Date make any statement, either written or oral, regarding the Company, or any of its agents, subsidiaries, affiliates, related entities, directors, officers, servants or employees, which is disparaging to the Company, or its agents, subsidiaries, affiliates, related entities, directors, officers, servants or employees, or which has a tendency to harm their reputation by lowering them in the estimation of the community or deterring others from associating or dealing with them. The Company agrees that its officers, directors or management employees shall not for all time following the Effective Date make any such disparaging statements referenced above, either written or oral, pertaining to the Employee. Notwithstanding the foregoing, nothing, in this Section 5(c) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as may otherwise be required by law or legal process.

     (d) DEFINITIONS. For purposes of Section 4 and Section 5 hereof, the following definitions have the following meanings:

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            (i)     "Company's Business" means the business of developing,
     manufacturing, selling or distributing high-performance alloys for service in severe corrosion and high temperature applications.

            (ii) "Competitor" means any Person that engages in a business that is the same as, or similar to, the Company's Business.

            (iii) "Customer" means any Person which, as of any given date, used or purchased or contracted to use or purchase any services or products from Company within the immediately preceding twelve (12) month period.

            (iv) "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

            (v) "Restricted Area" means, because the market for Company's Business is global, or has the potential of being global, and is not dependent upon the physical location or presence of the Company, Employee, or any individual or entity that may be in violation of this Agreement, the broadest geographic region enforceable by law (excluding any location where this type of restriction is prohibited by law) as follows: (A) everywhere in the world that has access to Company's Business because of the availability of the Internet; (B) everywhere in the world that Employee has the ability to compete with Company's Business through the Internet; (C) each state, commonwealth, territory, province and other political subdivision located in North America; (D) each state, commonwealth, territory and other political subdivision of the United States of America;
     (E) Indiana and any state in which Employee has performed any services for Company; (F) any geographical area in which Company has performed any services or sold any products; (G) any geographical area in which Company or any of its subsidiaries have engaged in the Company's Business, which has resulted in aggregate sales revenues of at least $25,000 during any year in the five (5) year period immediately preceding the commencement of the Restricted Period; (H) any state or other jurisdiction where Company had an office at any time during Employee's employment by Company; (1) within one hundred (100) miles of any location in which Company had an office at any time during Employee's employment by Company; and (J) within one hundred (100) miles of any location in which Employee provided services for Company.

            (vi) "Restricted Period" means the period commencing as of the Effective Date through the first (1St) anniversary of the Effective Date. In the event of a breach of this Agreement by Employee, the Restricted Period will be extended automatically by the period of the breach.

     (e) SURVIVAL. Employee's obligations set forth in this Section 5, and Company's rights and remedies with respect thereto, will remain in full force and effect during the Restricted Period and until full resolution of any dispute related to the performance of Employee's obligations during the Restricted Period.

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     (f)    PUBLIC COMPANY EXCEPTION. The prohibitions contained in Sections 4 and 5 do not prohibit Employee's ownership of stock which is publicly traded, provided that (1) the investment is passive, (2) Employee has no other involvement with the company, (3) Employee's interest is less than five (5%) percent of the shares of the company, and (4) Employee makes full disclosure to Company of the stock at the time that Employee acquires the shares of stock.

     6.     GENERAL.

     (a) REASONABLENESS. Employee has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, the geographical coverage contained in Section 5, the time periods contained in SECTION 4 and SECTION 5, and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of Company and that these restrictions are designed for the reasonable protection of Company's Business.

     (b) COOPERATION. Following the Effective Date, upon request of the Chief Executive Officer of the Company, Employee shall make himself available to the Company at mutually convenient times and places to assist the Company with respect to Company-related matters, including but not limited to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during Employee's employment with the Company. The Company shall reimburse Employee for all reasonable expenses and costs he may incur as a result of providing assistance under this Section 6(b), upon receipt of proper documentation.

     (c) REMEDIES. Employee recognizes that any breach of this Agreement shall cause irreparable injury to Company, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to Company, Employee agrees that Company shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction, in each case without notice or bond, against Employee to enforce this Agreement. Company shall not be required to demonstrate actual injury or damage to obtain injunctive relief from the courts. To the extent that any damages are calculable resulting from the breach of this Agreement, Company shall also be entitled to recover damages, including, but not limited to, any lost profits of Company and/or its affiliates or subsidiaries. For purposes of this Agreement, lost profits of Company shall be deemed to include all gross revenues resulting from any activity of Employee in violation of this Agreement and all such revenues shall be held in trust for the benefit of Company. Any recovery of damages by Company shall be in addition to and not in lieu of the injunctive relief to which Company is entitled. In no event will a damage recovery be considered a penalty in liquidated damages. In addition, in any action at law or in equity arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to any, damages caused by a breach of this Agreement, all costs and expenses, including, but not limited to, reasonable attorneys' fees, expenses, and court costs incurred by such party in connection with such action or proceeding. Without limiting Company's rights under this SECTION 6(c) or any other remedies of Company, if a court of competent jurisdiction determines that Employee breached any of the provisions of SECTIONS 4 OR 5, Company shall have the right to cease making any payments or providing any benefits otherwise due to the Employee under the terms and conditions of this Agreement.

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     (d)    CLAIMS BY EMPLOYEE. Employee acknowledges and agrees that any claim or cause of action by Employee against Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

     (e) AMENDMENTS. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

     (f) WAIVER. The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver, or a waiver of any subsequent breach by a party of any provision of this Agreement.

     (g) GOVERNING LAW; JURISDICTION. The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation, and other aspects of this Agreement, notwithstanding any state's choice of law provisions to the contrary. The parties intend the provisions of this Agreement to supplement, but not displace, their respective obligations and responsibilities under the Indiana Uniform Trade Secrets Act. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Agreement may be filed in the courts of the State of Indiana or the United States District Court sitting in Indianapolis, Indiana, and the parties hereto expressly waive any and all objections to personal jurisdiction, service of processor venue in connection therewith.

     (h) COMPLETE AGREEMENT. This Agreement constitutes a complete and total integration of the understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement, including but not limited to the Severance Agreement and the Offer Letter.

     (i) SEVERABILITY. If a court having proper jurisdiction holds a particular provision of this Agreement unenforceable or invalid for any reason, that provision shall be modified only to the extent necessary in the opinion of such court to make it enforceable and valid and the remainder of this Agreement shall be deemed valid and enforceable and shall be enforced to the greatest extent possible under the then existing law. In the event the court determines such modification is, not possible, the provision shall be deemed severable and deleted, and all other provisions of this Agreement shall remain unchanged and in full force and effect.

     (j) ENFORCEABILITY IN JURISDICTIONS. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4 and 5 above upon the courts of any state within the geographical scope of such covenants. If the courts of any one or more of such states shall hold any of the previous covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

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     (k)    COUNTERPARTS. This Agreement may be executed in two (2)
counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement. Facsimile transmission of the executed version of this Agreement or any counterpart hereof shall have the same force and effect as the original.

     (l) HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

     (m) THIRD PARTY BENEFICIARIES. Company's affiliates and subsidiaries are expressly made third party beneficiaries of this Agreement.

     (n) NOTICES. Any notice required or permitted hereunder shall be personally delivered or mailed by certified mail, return receipt requested, to the addresses of the parties set out on the signature pages hereto, or as changed from time to time by notice as provided herein.

     (o) SUCCESSORS AND ASSIGNS. Employee shall not assign or transfer any of his rights or obligations under this Agreement to any individual or entity. Company may assign its rights hereunder to any of its affiliates or to any individual or entity who or that shall acquire or succeed to, by operation of law or otherwise, all or substantially all of the assets of Company or Company's Business. All provisions of this Agreement are binding upon, shall inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

     (p) OPPORTUNITY TO CONSULT COUNSEL. EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND HAS BEEN GIVEN ADEQUATE OPPORTUNITY, AND HAS BEEN ENCOURAGED BY COMPANY, TO CONSULT WITH LEGAL COUNSEL OF HIS CHOICE CONCERNING THE TERMS HEREOF BEFORE EXECUTING THIS AGREEMENT.

                            [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties have made this Agreement effective as of the Effective Date.

                              "COMPANY"

                              HAYNES INTERNATIONAL, INC.

                              By:   /s/ Jean C. Neel
                                    --------------------------------------------

                              Printed: Jean C. Neel
                                       -----------------------------------------

                              Title: Vice President - Corporate Affairs
                                     -------------------------------------------

                              Haynes International, Inc.
                              1020 West Park Avenue
                              Kokomo, Indiana  46904


                              "EMPLOYEE"


                              /s/ Calvin S. McKay
                              --------------------------------------------------
                              Calvin S. McKay
                              156 Governor's Way
                              Brentwood, Tennessee  37027

     [Exhibit A - Form of Release of Claims has been omitted from the Agreement as filed with the Securities and Exchange Commission (the "SEC"). The omitted information is filed as Exhibit 10.08 to the Registration Statement. The Registrant will furnish supplementally a copy of any of the omitted exhibit to the SEC upon request from the SEC.]

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